Exhibit 10.17

MANAGEMENT RIGHTS AGREEMENT

October 13, 2010

Equity Bancshares, Inc.

Suite 200

7701 Kellogg Drive

Wichita, KS 67207

Re: Board Observation Rights / Management Rights

Gentlemen:

This letter agreement (this “Agreement”) will confirm the agreement among Equity Bancshares, Inc. (the “Company”) and Equity Bank, National Association (the “Bank”), of the one part, and Endicott Opportunity Partners III, L.P. (“Endicott”), of the other part, pursuant to which Endicott will be entitled to the following contractual rights in connection with Endicott’s investment in the Company. In this Agreement, the boards of directors of the Company and the Bank are sometimes referred to individually as a “Board” and collectively as “Boards.”

Board Seats for Endicott Nominees

The Company and the Bank shall each:

(a) on the date of this Agreement, appoint John P. McCarthy to be a full voting member of its Board, to serve until the next respective annual meeting of shareholders for the election of directors, and the Company and the Bank agree that John P. McCarthy has the qualifications suitable for a director of Company and each Bank described in paragraph (b) below;

(b) in the event that, at any time, any Board does not have a nominee of Endicott as a full voting member, immediately appoint another nominee of Endicott who has qualifications suitable for a director of the Bank or the Company, respectively (an “Endicott Nominee”) to be a full voting member of such Board;

(c) at each meeting of shareholders for election of directors at which the position to be occupied under this Agreement by an Endicott Nominee on any Board is to be determined by shareholder election, use its best efforts (i) to cause an Endicott Nominee to be nominated by each such Board for election by its respective shareholders to become a full voting member of such Board, (ii) solicit proxies for the election of the Endicott Nominee to the same extent as it has done for any other management nominee for a director position, (iii) to cause each then current member of such Board to agree to support and to vote as shareholder for approval of the Endicott Nominee, and (iv) to cause the Endicott Nominee to be elected to the Board; and

(d) at each shareholder meeting of the Bank for the election of director at which the position to be occupied under this Agreement by an Endicott Nominee is to be determined by shareholder election, the Company shall cause all of the shares of the Bank that it owns to be voted in favor of the Endicott Nominee.

Should for any reason, a Board fail to nominate the Endicott Nominee, without limiting any other rights or remedies of Endicott, the right of Endicott to nominate an Endicott Nominee shall remain in effect and Endicott shall have the right to repropose one or more Endicott Nominee to which this Agreement shall then apply.

So long as the Endicott Nominee serves as a director of at least one of the Boards, the Endicott Nominee shall be subject to and abide by the Company’s policies and procedures regarding trading in the Company’s securities, including those involving blackout windows on trading, in each case, to the same extent as other directors.

During any period that an Endicott Nominee is not a member of the Boards of both the Company and the Bank, the provisions of the section below titled, “Board Observation Rights” shall apply to whichever of Company or Bank an Endicott Nominee is not a Board member.

Neither the Company nor the Bank will appoint more than one (1) representative of any other investor or group of affiliated investors to the Company’s or the Bank’s Boards.

The provisions of this section titled, “Board Seats for Endicott Nominees” shall apply to each successor to Company and the Bank.

Board Observation Rights

During any period that Endicott does not exercise their rights under the section of this agreement titled, “Board Seats for Endicott Nominees,” or for any other reason a designee of Endicott is not a member of the Boards of the Company and the Bank, Endicott will be entitled to designate a representative (the “Representative”) to attend each of the meetings of the Boards of such entity or entities as an Endicott designee does not serve as director, in the capacity of a nonvoting observer. The Representative shall be reasonably acceptable to the applicable Board.

Endicott will be provided all information distributed to the members of either of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements, and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument. Endicott after appropriate notification of management may visit and inspect the Company and the Bank (and their respective subsidiaries’) properties, books and records. In addition, Endicott may consult with management of the Company and the Bank and their respective subsidiaries on Endicott’s views on matters relating to the operation of the business, provided that management of the Company shall not be contractually obligated to consult with Endicott pursuant to the foregoing language more than once per quarter. The foregoing language shall not be deemed to limit any rights or fiduciary obligations of Endicott’s designated Board member.

The foregoing rights granted to Endicott are subject to the Company’s and the Bank’s respective right to withhold information and to exclude such Representative from any meeting, or portion thereof, but only to the extent (i) reasonably necessary to preserve the Company’s or Bank’s attorney-client privilege if applicable, or (ii) directly related to Endicott’s investment.

General Provisions

For so long as Endicott owns any Purchased Shares (as such term is defined in that certain Stock Purchase Agreement dated even date herewith (the “Purchase Agreement”) Endicott agrees and agrees to cause its Representatives (as defined below) (to the extent such Representatives are provided any such Confidential Information (as defined below) by the Company or Endicott), to keep confidential any Confidential

Information. In the event Endicott pursuant to this Agreement or anyone to whom it transmits Confidential Information is requested or required by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process to disclose any such information, Endicott shall (i) provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive Endicott’s compliance with the provisions of this paragraph, (ii) furnish only that portion of such information that Endicott is advised by its counsel is legally required and (iii) at the Company’s expense and direction, exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, (i) Endicott may disclose any such information if required by judicial or administrative process or by other requirements of law, national stock exchange or self-regulatory organization and (ii) Endicott may disclose such information pertaining to the Corporation and the Banks to investors in Endicott (and their representatives) in Endicott’s periodic reports to such investors to the extent typically provided by Endicott in such reports.

For the purpose of this Agreement, “Confidential Information” means information obtained from the Company, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by Endicott or its Representatives, (ii) in the public domain other than by breach of this Agreement by Endicott or its Representatives, (iii) later acquired by Endicott from sources other than the Company or its subsidiaries not bound by any confidentiality obligation to the Company or its subsidiaries with respect to such information, or (iv) is independently discovered, developed by or arrived at by Endicott without reference to the originating party’s Confidential Information by Endicott or its Representatives who had no access to the Confidential Information.

For purposes of this Agreement, “Representative” shall mean, with respect to any person, any of such person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners, general partners, managers, investment managers, or financial advisors or other person associated with, or acting for or on behalf of, such person.

Endicott shall comply with all federal securities laws in connection with its exercise of its rights under this agreement and its purchases and sales of the Company’s securities, and agrees to be bound by any “insider trading” policy of the Company, reasonably acceptable to Endicott, during any period during which it is exercising its rights under this agreement.

The aforementioned rights are intended to satisfy the requirement of management rights for purposes of qualifying Endicott’s investment in the Company as “venture capital investments” for purposes of the Department of Labor “plan assets” regulation, 29 C.F.R. §2510.3-101. In the event the aforementioned rights are not satisfactory for such purpose, the Company and Endicott shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulations.

The provisions of this Management Rights Agreement shall survive closing under that certain Stock Purchase Agreement dated even date with this Management Rights Agreement, shall continue and be binding upon the Company and the Bank as long as Endicott and its affiliates beneficially own in the aggregate at least 4.9% of the issued and outstanding shares of Class A Voting Common Stock of Company, and shall terminate and be of no further force and effect on the date Endicott and its affiliates beneficially own in the aggregate less than 4.9% of the issued and outstanding shares of Class A Voting Common Stock of Company. For purposes of the foregoing, there shall be included, in determining Endicott’s and its affiliates’ aggregate ownership, all shares of Class A Voting Common Stock and all shares of Class A Voting Common Stock into which any securities of the Company or the Bank may be convertible or for which they are exchangeable pursuant to the terms of any instrument or agreement. Notwithstanding the foregoing, at all times that Endicott is a shareholder in the Company, Endicott shall be entitled to receive from the Company copies of all information distributed to the members of either of the Boards or their respective committees, quarterly and annual audited and unaudited consolidated financial statements, and copies of all reports required to be filed under applicable law or under the terms of any outstanding debt instrument.

The rights described herein shall not be assignable without the written consent of the Company; provided, however, that Endicott may assign its rights hereunder to any affiliate of Endicott which assumes the obligations of Endicott hereunder.

The Company and the Bank agree that Endicott will not have an adequate remedy at law for a breach by the Company of this Agreement and therefore that upon any such breach Endicott shall be entitled to enforce this Agreement by injunction or with other equitable remedies.

The rights granted to Endicott hereunder are not in substitution for, and shall not be deemed to be in limitation of, any rights otherwise available to Endicott as holder of securities of the Company or pursuant to any other agreement with the Company or the Bank.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this letter agreement has been duly executed by the parties set forth below as of the date written above.

EQUITY BANCSHARES, INC.

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

EQUITY BANK, NATIONAL ASSOCIATION

By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman and Chief Executive Officer

ENDICOTT OPPORTUNITY PARTNERS, L.P.
By: W.R. Endicott III, L.L.C., its General Partner

By:	/s/ Wayne H. Goldstein
Name:	Wayne K. Goldstein
Title:	Managing Member